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                                                                   EXHIBIT 10.19

                              SHARE OPTION PLAN FOR

                    THE MIDDLE AND SENIOR LEVEL MANAGEMENT OF

               CHINA NETCOM GROUP CORPORATION (HONG KONG) LIMITED

With reference to international universal practices, and taking into account the specific conditions of corporate development and compensation and performance systems, this Plan is hereby compiled to establish and optimize internal incentive and engagement mechanisms, to better motivate the middle and senior level management, to attract and retain staffs with outstanding performance, and to encourage and motivate the participants to increase values for the Company.

I.    DEFINITIONS

Unless otherwise stipulated by this Plan, the following terms shall have the meanings set out below in this Plan:

"The Company": China Netcom Group Corporation (Hong Kong) Limited, a company incorporated in Hong Kong, with its shares listed on the Hong Kong Stock Exchange, and with its American Depositary Receipts listed on the New York Stock Exchange;

"Option" or "Share Option": the rights authorized under the Share Option Plan to subscribe shares at the stipulated price (i.e., exercise price) pursuant to the Share Option Plan;

"Associate": as defined under the Hong Kong Listing Rules;

"The Board": the Board of Directors of the Company;

"Companies Ordinance": the Companies Ordinance (Chapter 32) of the Laws of Hong Kong (amended from time to time);

"Provincial Companies": subsidiaries (branch companies) of the Company located in provinces, autonomous regions, or municipalities of the People's Republic of China;

"Regional and Municipal Branch Companies": various regional-level municipal branch companies under the provincial company;

"International Company": the Company's International Telecommunications Corporation Limited;

"Compensation Committee": a committee established by the Board, whose main responsibilities include formulating compensation policy and with the authority of the Board dealing with any issues related to this Plan. The committee members are appointed by the Board. The term of each committee member is

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determined by the Board, and the Board can remove any of them at any time;

"Connected Person": as defined under the Hong Kong Listing Rules;

"The Plan": the Share Option Plan for the Middle and Senior Level Management of China Netcom Group Corporation (Hong Kong) Limited.;

"The Effective Date of the Plan": the date on which the Share Option Plan is approved by the shareholders of the Company;

"Validity Period": within ten years from the effective date of the Plan, unless the Plan is terminated by the Board when exercising its rights under the Plan;

"Qualified Participants": according to the Share Option Plan, those Directors, Executive Officers, Middle and Senior Managers or Professionals with special skills of the Company or its subsidiary companies, who are considered by the Board or the Compensation Committee as having made important contributions to the Company;

"Middle and Senior Level Managers": management officers of the Company, and various provincial, regional and municipal companies, whose ranks are higher than the general manager level or the equivalent levels (inclusive);

"Professionals with special skills": expert-type employees and technical and marketing staff, who hold key positions within the Company and its subsidiaries, and exert a crucial influence on the business development of the Company. The Compensation Committee has the authority to interpret the definition of the term "Professionals with special skills", and to identify candidates among those professionals with special skills.

"Option Granting Date": the date on which the Option is granted under the Plan, that is, the date as specified in the Share Option Agreement;

"Option Effective Date": (i) the Option Granting Date, or (ii) the date on which the Company is listed and trading of the Company's shares is commenced on the Hong Kong Stock Exchange, whichever is later;

"Option Validity Period": the period from the Option Effective Date to the date when the Option is lapsed pursuant to the Plan;

"Option Restrictive Period": the period between the Option Effective Date and the Option Exercise Date, during which the Option shall not be exercised;

"Restrictive Schedule": the arrangement under which Options granted at one time are exercised either at

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one time, or at several times in accordance with the predetermined schedule;

"Exercise Date": the calendar date on which shares can be subscribed upon satisfaction of the Plan's stipulations and requirements. In the event that shares cannot be traded on the Hong Kong Stock Exchange on such calendar date, the Exercise Date shall be the next calendar date after shares are traded on the Hong Kong Stock Exchange.

"Exercise Price": the price payable for each share when option holders exercise their options to subscribe shares pursuant to the Share Option Plan. The initial Exercise Price shall be the Initial Public Offering price. The Exercise Price for the subsequent allotment shall be not less than the highest of the par value of the share, the closing price on the Option Granting Day, and the average closing price for the five business days prior to the Option Granting Day;

"Hong Kong Dollar": Hong Kong Dollar, the legal currency in Hong Kong;

"Hong Kong": Hong Kong Special Administrative Region of the People's Republic of China;

"Hong Kong Stock Exchange": the Stock Exchange of Hong Kong Limited;

"Listing Rules": the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange;

"Subsidiaries": branch companies and subsidiaries, or joint ventures with independent legal person status invested in and established by the Company. The definition of "Subsidiaries" in the Companies Ordinance in respect of the proportion of equity that is held by the Company in such companies and the voting rights controlled by the Company in such companies shall be employed in the context of this Plan;

"Non-Executive Director": a director without any administrative function in the Company or its subsidiaries.

II.   PARTICIPANT QUALIFICATIONS

The scope of the participants to the Plan shall be the members of the Board of the Company (including Executive Directors and Non-executive Directors); the Middle and Senior level management personnel, Professionals with special skills identified by the Compensation Committee.

III.  GRANTING QUANTITY

      (I) Within the Validity Period of the Plan, the total number of options granted to all Qualified Participants shall not exceed 10% of the total shares after the Company's global offerings on the Plan's effective date. Upon the approval by the general meeting, the Board has the authority to set the limitation on the total number of options granted. But, the exercise of the

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            total number of options granted and issued according to the Option
            Plan and share options granted but not exercised, shall not exceed 30% of the total shares issued at that time.

      (II) Unless otherwise approved by the general meeting, the Share Option (whether the Share Option has been exercised or not) granted to the participants within any 12-month period shall not exceed 0.2% of total capital stocks of the Company on the Option Granting Date.

IV.   GRANTING AND ACCEPTING THE OPTION

      (I) Within the Validity Period of the Plan, the Share Options may be granted once each year, the Board has the authority to grant options in the appropriate manner at the stipulated exercise price to its selected Qualified Participants. The Board or the Compensation Committee shall decide the timing and the amount to be granted, as well as the Exercise Price.

      (II) The Board grants Share Options to the Qualified Participants in the form of an Option Agreement. Option holders do not have to make any payment, but shall confirm acceptance of the Option granted within 28 days after the date on which the Option is granted. Acceptance made after such 28 days shall not be considered. Option holders are allowed to accept part of the Options the Board grants to them, but the accepted amount shall be the complete trading unit amount or its integral multiples.

      (III) Participants may be granted Options once each year. The Board has the authority to choose new Qualified Participants and grant Options to them.

      (IV)  Options shall not be granted within the following periods:

            1. In the event of any incident or issue that is significant enough to affect the share price, and until such information affecting the share price has been published in the press.

            2. One month prior to the following dates (whichever is earlier), until the publication of the Annual or Interim Report:

                  (1) the date of the Board meeting for the approval of the Annual or Interim Report;

                  (2) the deadline for release of the Company's Annual or Interim Report.

      (V) Share Options granted to the Company's Directors, President, substantial shareholders or Qualified Participants of their respective associates under the Share Option Plan shall have received the approval from the Independent Non-executive Directors (excluding directors to be granted such Option) of the Company. The granting of Options to such persons shall be in accordance with the relevant provisions of the Listing Rules of the Hong Kong Stock Exchange.

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      V.    EXERCISE AND YIELD OF OPTIONS

            1. The initial granted exercise price of the Options shall be at the IPO price, and subsequent exercise price for allotment shall be at a price no lower than the highest of the par value of the share, the closing share price on the Option Granting Day, and the average closing share price for five business days prior to the Option Granting Day.

            2. During each share option period, the Option Validity Period shall be six years, that is, six years after Option Effective Date, the outstanding option rights shall be automatically lapsed. The initial Share Option's Vesting Period shall be 1.5 years, and it shall proceed in installments according to the vesting schedule. The maximum exercise amount in one installment shall not exceed the percentages listed below:

                  40% (4/10) of the total Options granted can be exercised eighteen months after the Option Effective Date;

                  Another 30% (3/10) of the total Options granted can be exercised thirty months after the Option Effective Date;

                  The remaining 30% (3/10) of the total Options granted can be exercised forty-two months after the Option Effective Date;

            3. Unless the option holder dies and this right therefore is transferred to the legal representative of his/her estate, the Option holder may not transfer, dispose or otherwise sell such option or other related rights to third parties. Should an option holder transfer, dispose or otherwise sell such option or other related rights to third parties, the Company shall have the rights to cancel any options granted to such option holder.

            4. In the event of a capitalization issue, share offering, share splitting or combination, or reduction of the stock capital, the Board has the authority to adjust the share quantity and exercise price of the Plan's share options (those yet to be exercised), provided that the ratio between the total number of ordinary shares involved in the Option Plan and total shares outstanding remains unchanged. Such adjustment shall ensure that the Option Plan's participants have the same exercisable option percentage before and after the adjustment and such adjustment may not result in the issued share price below par value.

            5. The exercise yield at the time of the exercise by the option holder is calculated as the product of the difference between the exercise price and the market price of the Company's shares multiplied by the number of exercised options, less related tax charges. The yield after the option is exercised belongs to the person who exercises the option. The exercise

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                  yield shall be zero should he/she does not exercise his/her option during the exercise period.

            6. Before partially or wholly exercising the Option by the option holder, he/she shall inform the Company in writing of his/her intention to exercise and the share quantity and the exercise price, etc. The option holder shall not be required to reach any performance target before exercising his/her option, unless the Board has otherwise stipulated and has indicated this in the Share Option Agreement.

      VI.   RIGHTS AFTER THE TERMINATION OF EMPLOYMENT

                  (1) If an option holder's employment is terminated due to his/her misconduct or conviction of criminal offence, he/she would no longer be qualified as a Qualified Participant under the Plan and all the unexercised options shall be lapsed upon the date of the termination of such employment and under no circumstances such Option may be exercised.

                  (2) If the option holder resigns on his/her own initiative, all the unexercised options shall be lapsed upon the date on which his/her employment terminates.

                  (3) Apart from reasons of death, incapacitation or the provisions in Article VI. (I) or Article VI. (II) resulting in the termination of employment, if an option holder is no longer a Qualified Plan Participant due to the termination of his/her employment, he/she can still exercise those unexercised options granted to him/her within twelve months after date on which his/her employment is terminated. The unexercised options shall automatically be lapsed after this period.

      VII.  RIGHTS AFTER DEATH

      If the option holder dies and no events take place in connection with any reasons of the termination of employment specified in Article VI. (I), the legal representative can exercise any granted but unexercised effective Options from the date of the death of the option holder until the expiration date of such options. The unexercised options shall be automatically lapsed after the above period.

      VIII. RIGHTS AFTER INCAPACITATION

      The option holder can at any time exercise the granted but unexercised effective Options from the date of his/her incapacitation until the expiration date of such Options. The unexercised Options shall be automatically lapsed after the above period.

      IX.   THE CHANGE OF CONTROLLING INTERESTS

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      "The Change of Controlling Interests", under the Plan, refers to any one of the situations arising after the Company's shares are listed on and have commenced to be traded on the Hong Kong Stock Exchange:

            (I) Any person, entity or organization has acquired or hold the issued ordinary shares of the Company; or more than 30% of the voting rights attached to the stocks issued by the Company, (or reaching the percentage which according to the Codes on Takeovers and Mergers and Share Repurchases triggers a mandatory general offer)

            However, in respect to this clause the following situations shall not be construed as "the Change of Controlling Interests":

                  - according to the Companies Ordinance, the person, entity or organization purchasing the shares is related to the Company;

                  -     purchased by the Company;

                  - purchased by the employee incentive plan (or related trust funds) which is either established or supervised by the Company;

            (II) the Company, as one party, enters into any reorganization, merger or acquisition approved by all the Company's shareholders;

            (III) the liquidation or reorganization of the Company.

            If there is any change of the Controlling Interests, any unexercised options held by the option holder for more than six months shall immediately become effective and exercisable. The exercisable period shall be within the twelve months from the date of the change of Controlling Interests. Any outstanding Option shall be lapsed from the date of such change of Controlling Interests.

      X.    AMENDMENT AND TERMINATION OF THE PLAN

            (I) The Board may at any time amend any article of the Share Option Plan and any clause of the Option (including making such amendments in compliance with laws or regulations), on the principle that such amendments shall not damage the rights of any option holder.

            (II) Any amendment that is to the advantage of current or future option holders, or any amendment that is related to the revision of the Listing Rules shall obtain prior approval from the shareholders at the general meeting.

            (III) Any substantive and significant amendments to the terms or conditions of the Option Plan shall obtain approval from the general meeting, unless such amendments are automatically

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                  effective in accordance with the current clauses of the Option
                  Plan.

                  Any alteration in limiting the authority of the Board to amend the Option Plan shall be approved in the Company's general meeting.

                  The amended Plan or clauses shall still be in accordance with the related regulations of the Rules Governing the Listing on the Hong Kong Stock Exchange.

            (IV) During the Validity Period of the Plan, the Board may at any time terminate the Share Option Plan or stop granting Options according to the Option Plan. Those options already granted according to the Plan but are yet to be exercised may continue to be exercised according to the Plan, or be cancelled by the Board according to Article XI of the Plan.

                  The Plan shall be lapsed automatically upon the expiry of the Validity Period. If the Board decides to adopt a new share option plan, it shall be approved at the Company's general meeting.

      XI.   CANCELLATION OF THE OPTIONS

      Any granted but outstanding options may be cancelled by the Board with the consent of option holders, provided that (I) the Board shall pay the option holders an amount equal to the fair market value of the options on the cancellation date; (II) the Board shall offer to give the option holder an equivalent amount in an alternative share option Plan (or share options under any other Plan); (III) the Board should make other arrangements as agreed with the option holder to compensate the loss of the option rights.

      XII.  STATUS OF THE SHARES

            (I) Shares under the Option Plan are ordinary shares that may be traded on stock exchanges and the issuance of which has been approved by the Company. Their listing shall be approved by the Hong Kong Stock Exchange. Such shares may be the designated but unissued shares, reserved shares or those repurchased shares approved by the Board, on the condition that such shares shall not violate laws or the rules and regulations of the relevant Stock Exchange.

            (II) Any outstanding shares shall not be entitled to any dividend distribution nor any attached voting right. Those shares issued from exercised options shall enjoy in every respect the same status as those issued ordinary shares, except for the share right before the date of the exercise of Option..

      XIII. THE LONGEST VALIDITY PERIOD OF THE PLAN

      Unless otherwise terminated by the Board according to the Plan, the Validity Period of the Option Plan

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      shall be ten years from its effective date. There shall be no further options granted after expiration.

      XIV.  MISCELLANEOUS

            (I) Unless otherwise provided, decisions made by the Board of the Company concerning the related Share Option shall be final and binding on all participating parties.

            (II) The Compensation Committee under the Board shall, under the regulation of the Listing Rules, be responsible for the management and the interpretation of the Option Plan. The Company's Human Resources Department shall be responsible for of the implementation of the Plan and the compilation of the detailed implementation regulations for each grant, which shall be presented to the Board for approval.

            (III) The Plan shall be officially in effect upon the approval by the shareholders at the Company's general meeting.

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